Exhibit 23.1

        Letterhead of BDO Shanghai Zhonghua Certified Public Accountants



China Digital Wireless, Inc.
429 Guangdong Road, Shanghai, 200001
People's Republic of China

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 1, 2004 relating to the consolidated financial statements of China Digital Wireless, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO Shanghai Zhonghua


BDO Shanghai Zhonghua
Certified Public Accountants
Shanghai, P.R. China

November 12, 2004